                                                                  EXHIBIT (c)(1)

                          AGREEMENT AND PLAN OF MERGER

                                      among

                           SIBIA NEUROSCIENCES, INC.,

                                MERCK & CO., INC.

                                       and

                               MC SUBSIDIARY CORP.



                            Dated as of July 30, 1999

                                Table of Contents

Section                                                                                                            Page
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ARTICLE I  The Tender Offer......................................................................................   2
        1.1. The Offer...........................................................................................   2
        1.2. SEC Filings.........................................................................................   3
        1.3. Company Action......................................................................................   5
        1.4 Composition of the Company Board.....................................................................   5

ARTICLE II  The Merger; Closing; Effective Time..................................................................   6
        2.1. The Merger..........................................................................................   6
        2.2. Closing.............................................................................................   7
        2.3. Effective Time......................................................................................   7

ARTICLE III  Certificate of Incorporation and Bylaws of the Surviving Corporation................................   7
        3.1. The Certificate of Incorporation....................................................................   7
        3.2. The Bylaws..........................................................................................   8

ARTICLE IV  Officers and Directors of the Surviving Corporation..................................................   8
        4.1. Directors...........................................................................................   8
        4.2. Officers............................................................................................   8

ARTICLE V  Effect of the Merger on Capital Stock; Exchange of Certificates.......................................   8
        5.1. Effect on Capital Stock.............................................................................   8
        5.2. Surrender and Payment...............................................................................   9
        5.3. Adjustment of Merger Consideration..................................................................   12
        5.4. Merger Without Meeting of Stockholders..............................................................  12
        5.5. Treatment of Convertible Preferred Stock............................................................  12

ARTICLE VI  Representations and Warranties.......................................................................  12
        6.1. Representations and Warranties of the Company.......................................................  13
        6.2. Representations and Warranties of Parent and Merger Sub.............................................  30

ARTICLE VII  Covenants...........................................................................................  33
        7.1. Company Interim Operations..........................................................................  33
        7.2. Acquisition Proposals...............................................................................  35
        7.3. Company Stockholder Approval; Proxy Statement.......................................................  37
        7.4. Approvals and Consents; Cooperation.................................................................  39
        7.5. Filings; Other Actions; Notification................................................................  40
        7.6. Access..............................................................................................  40
        7.7. De-registration.....................................................................................  41
        7.8. Publicity...........................................................................................  41

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
        7.9. Benefits............................................................................................  41
        7.10. Expenses...........................................................................................  43
        7.11. Indemnification; Directors' and Officers' Insurance................................................  43
        7.12. Other Actions by the Company and Parent............................................................  45
        7.13. Convertible Preferred Stock........................................................................  46

ARTICLE VIII  Conditions.........................................................................................  46
        8.1. Conditions to Each Party's Obligation to Effect the Merger..........................................  46

ARTICLE IX  Termination..........................................................................................  47
        9.1. Termination by Mutual Consent.......................................................................  47
        9.2. Termination by Either Parent or the Company.........................................................  47
        9.3. Termination by the Company..........................................................................  48
        9.4. Termination by Parent...............................................................................  49
        9.5. Effect of Termination and Abandonment...............................................................  49

ARTICLE X  Miscellaneous and General.............................................................................  51
        10.1. Survival...........................................................................................  52
        10.2. Modification or Amendment..........................................................................  52
        10.3. Waiver of Conditions...............................................................................  52
        10.4. Counterparts.......................................................................................  52
        10.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL......................................................  52
        10.6. Notices............................................................................................  53
        10.7. Entire Agreement...................................................................................  54
        10.8. No Third Party Beneficiaries.......................................................................  55
        10.9. Obligations of Parent and of the Company...........................................................  55
        10.10. Severability......................................................................................  55
        10.11. Specific Performance..............................................................................  55
        10.12. Interpretation....................................................................................  56
        10.13. Assignment........................................................................................  56
        10.14. Captions..........................................................................................  56

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                  AGREEMENT AND PLAN OF MERGER (hereinafter called this
"Agreement"), dated as of July 30, 1999, among SIBIA Neurosciences, Inc., a Delaware corporation (the "Company"), Merck & Co., Inc., a New Jersey corporation ("Parent"), and MC Subsidiary Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations").

                                    RECITALS

                  WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved the Offer (as defined herein) and the Merger (as defined herein) and have determined that it is in the best interests of their respective companies and stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

                  WHEREAS, in order to complete such acquisition, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), whereby each issued and outstanding Share (as defined herein) not owned directly or indirectly by Parent or the Company will be converted into the right to receive the highest price per share in cash actually paid in the Offer;

                  WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement, the Offer and the Merger, has determined that the Offer and the Merger are fair to and in the best interests of the Company's stockholders and is recommending that the Company's stockholders accept the Offer, tender their Shares thereunder and adopt this Agreement;

                  WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company is entering into a stock option agreement with Parent (the "Stock Option Agreement"), pursuant to which the Company has granted to Parent an option to purchase Shares (as defined in Section 1.1(a)) under the terms and conditions set forth in the Stock Option Agreement; and

                  WHEREAS, contemporaneously with the execution and delivery of this Agreement, certain holders of Shares are entering into an agreement with Parent (the "Shareholders Agreement") pursuant to which such holders have made certain agreements with respect to the Shares held by them.

                  NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein and in the Stock Option Agreement, the parties hereto agree as follows:


                                      -1-
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                                    ARTICLE I

                                The Tender Offer

                  1.1.     The Offer.

                  (a) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof and none of the events set forth in Annex A hereto (the "Offer Conditions") shall be existing, within five Business Days of the date hereof, Merger Sub will commence a tender offer (the "Offer") for all of the outstanding shares of common stock, par value $0.001 per share, of the Company (each a "Share" or, collectively, the "Shares") at a price per Share of U.S. $8.50 net to the Seller in cash (such price, or any higher price paid in the Offer, the "Price Per Share") upon the terms and conditions set forth in this Agreement, including Annex A hereto.

                  (b) The obligation of Merger Sub to accept for payment, purchase and pay for any Shares tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of the Offer Conditions, including the Offer Condition that at least that number of Shares equivalent to a majority of the total issued and outstanding Shares on a fully diluted basis on the date such shares are purchased pursuant to the Offer shall have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"). Merger Sub will not, without the prior written consent of the Company (such consent to be authorized by the Company Board) (i) decrease the amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer, (iii) impose additional conditions to the Offer,
(iv) change any Offer Condition or amend any other term of the Offer if any such change or amendment would be adverse in any respect to the holders of Shares (other than Parent or Merger Sub), (v) except as provided below, extend the Offer if all of the Offer Conditions have been satisfied or (vi) amend or waive the Minimum Condition. Subject to the terms and conditions hereof, the Offer shall expire at midnight, New York City time, on the date that is twenty (20) Business Days after the Offer is commenced (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (the "Scheduled Expiration Date"); provided, however, that without the consent of the Company Board, Merger Sub may (x) extend the Offer, if on the Scheduled Expiration Date of the Offer any of the Offer Conditions shall not have been satisfied or waived, for one (1) or more periods (none of which shall exceed ten
(10) Business Days) but in no event past 90 days from the date of this Agreement unless the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act has not terminated or expired in which case not past the date set forth in Section 9.2(i), (y) extend the Offer for such period as may be required by any rule, regulation, interpretation or position of the Securities and Exchange Commission ("SEC") or the staff thereof applicable to the Offer or (z) extend the Offer for one (1) or more periods (each such period to be for not more than three (3) Business Days and such extensions to be for an


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
aggregate period of not more than ten (10) Business Days beyond the latest expiration date that would otherwise be permitted under clause (x) or (y) of this sentence) if on such expiration date the Offer Conditions shall have been satisfied or waived but there shall not have been tendered that number of Shares which would equal more than ninety percent (90%) of the issued and outstanding Shares. Merger Sub agrees that if all of the Offer Conditions are not satisfied on the Scheduled Expiration Date, then, provided that all such conditions are and continue to be reasonably probable of being satisfied by the date that is 60 business days after the commencement of the Offer, Merger Sub shall extend the Offer for one or more periods of not more than ten (10) Business Days each if requested to do so by the Company; provided that Merger Sub shall not be required to extend the Offer beyond 60 business days after commencement of the Offer or, if earlier, the date of termination of this Agreement in accordance with the terms hereof. On the terms of the Offer and subject to the satisfaction or waiver of the Offer Conditions and the terms of this Agreement, Merger Sub shall be obligated to purchase all Shares tendered and not validly withdrawn on the earliest date that all of the Offer Conditions are first satisfied or waived and shall pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the Scheduled Expiration Date of the Offer. Notwithstanding any other provision of this Agreement, the Stock Option Agreement or the Shareholders Agreement, any reference to a majority of the total issued and outstanding shares or Shares, or shares or Shares outstanding on a fully diluted basis, or similar references, shall, for purposes of such agreements, exclude from the determination thereof any shares of Common Stock issuable upon exercise of or subject to the Stock Option Agreement and any reference to beneficial ownership of shares of Common Stock or similar references shall, for purposes of such agreements, exclude from the determination thereof any shares of Common Stock issuable upon exercise of or subject to the Stock Option Agreement and/or the Shareholders Agreement.

                  1.2.     SEC Filings.

                  (a) As soon as reasonably practicable after the execution of this Agreement, but in any event no later than the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on
Schedule 14D-l with respect to the Offer (as supplemented or amended from time to time, the "Schedule 14D-l") to provide for the purchase of the issued and outstanding Shares in accordance with the terms hereof. Parent and Merger Sub agree, as to this Schedule 14D-l, the Offer to Purchase and related Letter of Transmittal (which documents, as supplemented or amended from time to time, together constitute the "Offer Documents") will comply as to form and content in all material respects with the applicable provisions of the federal securities laws. The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents and any amendment or supplement thereto prior to the filing thereof with the SEC and Parent and Merger Sub shall consider such comments in good faith. Parent and Merger Sub agree to provide to the Company and its


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
counsel any comments which Parent, Merger Sub or their counsel may receive from the Staff of the SEC promptly after receipt thereof, and any proposed responses thereto, with respect to the Offer Documents and any amendment or supplement thereto. Parent, Merger Sub and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule 14D-l as so corrected to be filed with the SEC and to disseminate any revised Offer Documents to the Company's stockholders, in each case as and to the extent required by the applicable provisions of the federal securities laws.

                  (b) The Company Board shall recommend acceptance of the Offer to its Stockholders in a Solicitation/Recommendation on Schedule 14D-9 (as supplemented or amended from time to time, the "Schedule 14D-9"), provided, however, that the Company Board may thereafter amend or withdraw its recommendation if it has received an Acquisition Proposal which in accordance with Section 7.2 is a Superior Proposal. The Company shall file the Schedule 14D-9 with the SEC upon commencement of the Offer which will comply as to form and content in all material respects with the applicable provisions of the federal securities laws. The Company will cooperate with Parent and Merger Sub in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the stockholders of the Company. Parent and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 and any amendment or supplement thereto prior to the filing thereof with the SEC, and the Company shall consider any such comments in good faith. The Company agrees to provide to Parent and Merger Sub and their counsel any comments which the Company or its counsel may receive from the Staff of the SEC promptly after receipt thereof, and any proposed responses thereto, with respect to the
Schedule 14D-9 and any amendment or supplement thereto. The Company, Parent and Merger Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by the applicable provisions of the federal securities laws. Parent, Merger Sub and the Company each hereby agree to provide promptly such information necessary to the preparation of the exhibits and schedules to the
Schedule 14D-9 and the Offer Documents which the respective party responsible therefor shall reasonably request. The Company represents that CIBC World Markets Corp. has delivered to the Company Board a written opinion, as of the date hereof, that the consideration to be paid in the Offer and the Merger is fair to the holders of the Shares from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendations and approvals referred to in this Section 1.2, unless the Company Board has changed or withdrawn its recommendation after receipt of an Acquisition Proposal that in accordance with Section 7.2 is a Superior Proposal.


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                  1.3.     Company Action.

                  (a) In connection with the Offer, the Company shall promptly furnish Merger Sub with such information (including a list of the record holders of the Company Common Stock and their addresses, as well as mailing labels containing the names and addresses of all record holders of Shares, any non-objecting beneficial owner lists and lists of security positions of Shares held in stock depositories in the Company's possession or control, in each case as of a recent date), and shall thereafter render such assistance as Parent, Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub shall (a) hold in confidence the information contained in any of such labels and lists, (b) use such information only in connection with the Offer and the Merger and (c) if this Agreement is terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession.

                  1.4      Composition of the Company Board.

                  (a) Promptly upon the acceptance for payment of, and payment by Merger Sub in accordance with the Offer for, not less than that number of Shares equal to the Minimum Condition, Merger Sub shall be entitled to designate such number of members of the Company Board, rounded up to the next whole number, equal to that number of directors which equals the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of Shares owned in the aggregate by Merger Sub or Parent, upon such acceptance for payment, bears to the number of Shares outstanding. Upon the written request of Merger Sub, the Company shall, on the date of such request, (i) either increase the size of the Company Board or use its reasonable efforts to secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Company Board and (ii) cause Parent's designees to be so elected, in each case as may be necessary to comply with the foregoing provisions of this Section 1.4(a).

                  (b) The Company's obligation to cause designees of Merger Sub to be elected or appointed to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 1.4, and shall include in the Schedule 14D-9 such information with respect to Merger Sub and its designees as is required under Section 14(f) and Rule 14f-l. Parent and Merger Sub will supply to the Company in writing and be solely responsible for any information with respect to any of them and their designees, officers, directors and affiliates required by Section 14(f) and Rule 14f-l and applicable rules and regulations.

                  (c) After the time that Merger Sub's designees constitute at least a majority of the Company Board and until the Effective Time, the Company Board shall always have at least two members (the "Independent Directors") who are neither officers of Parent nor designees, shareholders or affiliates of Parent or Parent's affiliates. During such period, any (i) amendment or termination of this Agreement, (ii) extension of time for the performance or waiver of the obligations or other acts of Parent or Merger Sub or waiver of the Company's rights hereunder or (iii) action by the Company with respect to this Agreement and the transactions contemplated hereby which adversely affects the interests of the stockholders of the Company, shall require the approval of a majority of the Independent Directors in addition to any required approval thereof by the full Company Board. Notwithstanding the foregoing, any amendment or withdrawal by the Company's Board of its recommendation of the Merger pursuant to Section 7.3(a) shall require only the approval of the Independent Directors, and no other action on the part of the Company or any other director of the Company shall be required to authorize or approve such matter. If the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Director shall be entitled to designate a person to fill the vacancy, which designee shall not be a current or former officer, affiliate of Parent or any of Parent's affiliates, or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be current or former officers, affiliates of Parent or any of Parent's affiliates, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. The Company Board shall not delegate any matter set forth in this Section 1.4(c) to any committee of the Company Board.

                                   ARTICLE II

                       The Merger; Closing; Effective Time

                  2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Articles III and IV. The Merger shall have the effects specified in the DGCL. Parent, as the sole stockholder of Merger Sub, hereby approves the Merger and this Agreement.

                  2.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New


                                      -6-
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York, New York at 10:00 a.m. on the latest to occur of (A) the business day on which the condition set forth in Section 8.1(a) shall be satisfied or waived in accordance with this Agreement and (B) the first business day following the date on which the last to be satisfied or waived of the other conditions set forth in
Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or
(ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

                  2.3. Effective Time. As soon as practicable following the Closing, the Company will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or, if agreed to by Parent and the Company, such later time or date set forth in the Certificate of Merger (the "Effective Time").


                                   ARTICLE III

                          Certificate of Incorporation
                     and Bylaws of the Surviving Corporation

                  3.1. The Certificate of Incorporation. The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), except that Article FIRST of the Charter shall be amended to provide that the name of the Surviving Corporation shall be the name of the Company.

                  3.2. The Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable law.

                                   ARTICLE IV

                             Officers and Directors
                          of the Surviving Corporation

                  4.1. Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws. Subject to the consummation of the Offer and the purchase by Merger Sub of at


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least that number of shares equal to the Minimum Condition, prior to the
Effective Time, the Company shall take all actions necessary to obtain any resignations of its directors necessary to give effect to the provisions of this Section.

                  4.2. Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

                                    ARTICLE V

                     Effect of the Merger on Capital Stock;
                            Exchange of Certificates

                  5.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any capital stock of the Company:

                  (a) Merger Consideration. (i) Each Share issued and outstanding immediately prior to the Effective Time (other than (A) Shares owned by Parent or any direct or indirect Subsidiary of Parent (collectively, the "Parent Companies"), (B) Dissenting Shares (as defined below), (C) or Shares that are owned by the Company or any direct or indirect Subsidiary of the Company (and in each case not held on behalf of third Parties) (collectively, "Excluded Shares")) shall be converted into, and become exchangeable for the right to receive the Price Per Share in cash (the "Merger Consideration").

                  (ii) At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration.

                  (b) Cancellation of Excluded Shares. Each Excluded Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

                  (c) Merger Sub. As of and following the Effective Time, each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to remain outstanding and shall constitute one share of common stock of the Surviving Corporation.


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
                  5.2.     Surrender and Payment.

                  (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the "Exchange Agent") to receive the Merger Consideration to which holders of Shares shall become entitled pursuant to Section 5.1. Prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Parent or Merger Sub shall deposit with the Exchange Agent cash in an aggregate amount equal to the product of (i) the number of Shares outstanding (and not to be canceled pursuant to Section 5.1(b)) immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration. The deposit made by Parent or Merger Sub pursuant to the preceding sentence is hereinafter referred to as (the "Payment Fund") . The Exchange Agent shall cause the Payment Fund to be (i) held for the benefit of the holders of Shares and (ii) promptly applied to making the payments provided for in Section 5.1(a). The Payment Fund shall not be used for any purpose that is not provided for herein.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding Shares, other than shares to be canceled in accordance with Section 5.1(b), (i) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall pay the holder of such Certificate the Merger Consideration in respect of such Certificate, less any required withholding taxes, and the Certificate so surrendered shall forthwith be canceled. If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. Until surrendered as contemplated by this Section 5.2, each Certificate


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
(other than Certificates representing Dissenting Shares (as defined below) or Shares to be canceled pursuant to Section 5.1(b)) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender.

                  (c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article V shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this
Article V, except as otherwise provided by law.

                  (d) Unclaimed Funds. Any portion of the Payment Fund made available to the Exchange Agent pursuant to Section 5.2(a) that remains unclaimed by holders of the Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation or a United States parent thereof, upon demand, and any holders of Certificates who have not theretofore complied with this Article V shall thereafter look only to Parent for payment of their claim for Merger Consideration.

                  (e) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any public official), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (f) Investment of Funds. The Payment Fund shall be invested by the Exchange Agent in obligations of, or guaranteed by, the United States of America, in commercial paper obligations rated A-l or P-l or better by Moody's Investor Services or Standard & Poor's Corporation, respectively, in each case with maturities not exceeding seven days. All earnings thereon shall inure to the benefit of Parent or Merger Sub.

                  (g) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the granting of an indemnity reasonably satisfactory to Parent against any claim that may be made against it, the Surviving Corporation or the Exchange Agent, with respect to such

Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to such Certificate, to which such Person is entitled pursuant hereto.

                  (h) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DCCL (the "Dissenting Shares"), shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses its right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands except as otherwise required under applicable law.

                  5.3. Adjustment of Merger Consideration. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted.

                  5.4. Merger Without Meeting of Stockholders. In the event that Merger Sub, or any other direct or indirect subsidiary of Purchaser, shall acquire at least 90 percent of the outstanding Shares, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a vote of stockholders of the Company, in accordance with Section 253 of the DGCL.

                  5.5. Treatment of Convertible Preferred Stock. The Convertible Preferred Stock (as defined in Section 6.1(b)) shall be treated as set forth in
Section 7.13.

                                   ARTICLE VI

                         Representations and Warranties

                  6.1. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub, except as set forth in the Company Reports (as defined in Section 6.1(e)) or in the Disclosure Schedule delivered to Parent on the date of this Agreement (the "Company Disclosure Schedule"), as follows:

                  (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing (where such concept is recognized) under the laws of its respective jurisdiction of organization and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction (where such concept is recognized) where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below) or materially impair the ability of the Company, the Surviving Corporation, Parent or any of their respective affiliates, following consummation of the Offer or the Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted. The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiaries' certificates of incorporation and bylaws (or documents of a similar scope for corporations organized in jurisdictions outside the United States), each as amended to date. The Company's and its Subsidiaries' certificates of incorporation and bylaws (or similar documents) so made available are in full force and effect.

                  As used in this Agreement, (i) "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries, and (ii) "Company Material Adverse Effect" means any change in or effect on the business of the Company and its Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, operations or assets (including intangible assets), liabilities (contingent or otherwise), prospects, condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole. In no event shall any of the following constitute, or be taken into account in determining whether there has been or is likely to be, a "Company Material Adverse Effect": (i) an adverse change in the trading price of the Company's Common Stock between the date of this Agreement and the Effective Time, in and of itself, (ii) any adverse conditions, events, circumstances, changes or effects generally affecting the industry in which the Company operates or arising from changes in general business or economic conditions, (iii) any adverse conditions, events, circumstances, changes or effects attributable to expenses (including without limitation legal, accounting and financial consulting fees and expenses) incurred in connection with the transactions contemplated by this Agreement,

(iv) any conditions events, circumstances, changes or effects resulting from any change in law or generally accepted accounting principles, which affect generally entities such as the Company, or (v) any adverse conditions, events, circumstances, changes or effects resulting from compliance by the Company with, or the taking of any action required or contemplated by, the terms of this Agreement or any other agreement entered into by the Company with Parent or Merger Sub in connection with the transactions contemplated by this Agreement or
(vi) any event or condition referred to on Schedule 6.1(a).

                  (b) Capital Structure. The authorized capital stock of the Company consists of 25,000,000 Shares, of which only 9,703,769 Shares were outstanding as of the close of business on July 23, 1999, and 5,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Shares"), of which 150,000 shares have been designated Series A Junior Participating Preferred Stock, none of which were outstanding as of the close of business on July 23, 1999, one share has been designated as Series B Convertible Preferred Stock, which share was outstanding as of the close of business on July 23, 1999. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than Shares reserved for issuance pursuant to the Stock Option Agreement, the Company has no Shares or Preferred Shares subject to issuance, except (i) 150,000 Preferred Shares, designated Series A Junior Participating Preferred Stock, subject to issuance upon exercise of the Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of March 17, 1997 (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, (ii) one share of Series B Convertible Preferred Stock, which was outstanding as of July 23, 1999, (iii) 2,513,141 shares reserved for issuance under the Company's 1996 Equity Incentive Plan, as amended, of which options to acquire 1,057,205 shares are outstanding as of July 23, 1999, (iv) 500,000 shares reserved for issuance under the Company's Employee Stock Purchase Plan, of which 416,581 shares are available for purchase as of July 23, 1999, (v) 235,000 shares reserved for issuance under the Company's 1996 Non-Employee Directors' Stock Option Plan, of which options to acquire 65,000 shares are outstanding as of July 23, 1999, (vi) 219,304 shares reserved for issuance under the Company's Amended and Restated 1992 Stock Option and Restricted Stock Plan, of which options to acquire 219,304 shares are outstanding as of July 23, 1999, (vii) 205,487 shares outstanding under the Management Change of Control Plan and (viii) 1,410 shares outstanding under the 1981 Employee Stock Option Plan. The Company Disclosure Schedule sets forth a correct and complete list of each outstanding option to purchase Shares under the Stock Plans, as defined below (each a "Company Option"), as of July 23, 1999, including the holder, date of grant, exercise price and number of Shares subject thereto. As of July 23, 1999, there are no shares of capital stock of the Company authorized, issued or outstanding and except as set forth above, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character to which the Company is a party or may be bound relating to the issued or unissued capital stock or other securities of the Company and the Shares subject to the Stock Option Agreement shall not be subject to any preemptive rights. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt"). Except for the Company's 1996 Equity Incentive Plan, 1996 Non-Employee Directors' Stock Option Plan, Employee Stock Purchase Plan, the Amended and Restated 1992 Stock Option and Restricted Stock Plan and Management Change of Control Plan and the 1981 Employee Stock Option Plan (such plans collectively, the "Stock Plans"), at or after the Effective Time, neither the Surviving Corporation nor Parent nor their respective affiliates will have any obligation to issue, transfer or sell any shares or securities of the Surviving Corporation, Parent or any of their respective affiliates pursuant to any Compensation and Benefit Plan (as defined in Section 6.1(h)(i)) which obligations were outstanding as of July 23, 1999. No Shares, Preferred Shares or other securities of the Company, the Surviving Corporation, Parent or any of their respective affiliates will be subject to issuance pursuant to the Rights Agreement as a result of the Offer, the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement and no Distribution Date or Shares Acquisition Date (as such terms are defined in the Rights Agreement) shall have occurred as a result of the Offer, the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement or the Shareholders Agreement.

                  (c) Corporate Authority; Approval. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the Offer and, subject only to obtaining the adoption of this Agreement by a majority of the Shares outstanding as of the record date of the Company's stockholders meeting (the "Company Requisite Vote"), the Merger. This Agreement and the Stock Option Agreement are valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws from time to time in effect affecting creditors' rights generally, and (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, whether such principles are considered in a proceeding of law or in equity.

                  (ii) The Company Board has, at a meeting duly called and held,
(A) unanimously approved this Agreement and the Stock Option Agreement, the Offer and the Merger and the transactions contemplated hereby in accordance with the DGCL, (B) determined that the Offer and the Merger are fair to and in the best interests of the Company's stockholders, and (C) recommended that the stockholders of the Company tender their shares of Company Common Stock into the Offer and adopt this Agreement.

                  (d) Governmental Filings; No Violations. (i) Other than any filings and/or notices required (A) pursuant to Section 2.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") the Exchange Act and state securities or "blue sky" laws and (C) such filings or consents, registrations, approvals, permits or authorizations as may be required under the competition or antitrust laws of jurisdictions outside the United States, no notices or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any U.S. governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the Offer and the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

                  (ii) Except as set forth in Schedule 6.1(d) (ii), the execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company do not and will not, and the consummation by the Company of the Offer and the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries or any Law (as defined in Section 6.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement. Schedule 6.1(d)(ii) sets forth a correct and complete list of all consents and waivers which are or may be required in connection with the consummation of the transactions contemplated by this Agreement and the Stock Option Agreement (whether or not subject to the exception set forth with respect to clause (B) or (C) above) under Contracts to which the Company or any of its Subsidiaries is a party, other than any consent or waiver (other than consents or waivers pursuant to Contracts relating to indebtedness, securities or the guarantee thereof) the failure to obtain which is not reasonably likely to have a Company Material Adverse Effect.

                  (e) Company Reports; Financial Statements. The Company and, to the extent applicable, each of its then or current Subsidiaries has made all filings required to be made by it with the SEC since January 1, 1998 (collectively, including any such reports filed subsequent to the date hereof, the "Company Reports"). The Company has made available to Parent each registration statement, report, proxy statement or information statement filed with the SEC by it since December 31, 1996, including, without limitation, (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1998,
(ii) the Company's Quarterly Report for the quarter ended March 31, 1999, as amended, (iii) the Company's Proxy Statement filed on April 12, 1999, all in the form (including exhibits, annexes and any amendments thereto) filed with the SEC. Except as set forth in Schedule 6.1(e), as of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC prior to the expiration of the Offer will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents fairly, or will present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) presents fairly, or will present fairly, in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (except as otherwise noted therein and subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except, in the case of unaudited financial statements, as permitted by SEC Form 10-Q, and except as may be noted therein. Other than the Company Reports specifically recited in clauses (i) through (v) of the first sentence of this Section 6.1(e), the Company has not, on or prior to the date hereof, filed any other definitive reports or statements with the SEC since the Audit Date (as defined in Section 6.1(f)).

                  (f) Absence of Certain Changes. Except as disclosed in the Company Reports filed prior to the date of this Agreement or in Schedule 6.1(f), since December 31, 1998 (the "Audit Date") the Company and its Subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of the Company or any of its Subsidiaries or any occurrence or combination of occurrences of which the Company has knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, that has had or is reasonably likely to have a Company Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company; or (iv) other than as set forth in Schedule 6.1(f), any material change by the Company in accounting principles, practices or methods. Schedule 6.1(f) contains a document setting forth the name, title, salary and other compensation of each employee of the Company as of July 23, 1999. Since the date of such document, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees of the Company or its Subsidiaries, or any amendment of any of the Stock Plans or compensation and Benefit Plans.

                  (g) Litigation and Liabilities. Except as disclosed in
Schedule 6.1(g) or as disclosed in the Company Reports filed prior to the date of this Agreement, and except for matters which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, the Stock Option Agreement and the License Agreement, there are no (i) civil, criminal, administrative or regulatory actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, overtly threatened against the Company or any of its Subsidiaries or (ii) material obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law (as defined in Section 6.1(k)).

                    (h) Employee Benefits.

                        (i) The Company Reports accurately describe in all material respects all material incentive, bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option and other stock based plans, all employment or severance agreements, plans, policies or arrangements, other employee benefit plans and any applicable "change of control" or similar provisions in any plan, agreement, policy or arrangement which covers current or former employees of the Company and its Subsidiaries (the "Compensation and Benefit Plans") or with respect to which the Company or any of its Subsidiaries may have any liability. The Compensation and Benefit Plans and all other benefit plans, agreements, policies or arrangements covering current or former employees or directors of the Company and its Subsidiaries (the "Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are listed in Schedule 6.1(h)(i). True and complete copies of all documents embodying the Compensation and Benefit Plans, including written interpretations thereof, and such other benefit plans, agreements, policies or arrangements, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part of any such plans and agreements, and all amendments thereto have been provided or made available to Parent.

                        (ii) The Compensation and Benefit Plans have been administered in compliance with their terms and all applicable law, except where the failure to administer in compliance would not have or be reasonably likely to have a Company Material Adverse Effect. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") is so qualified, and has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of the Company, threatened, litigation, audit or investigation relating to any Compensation and Benefit Plan. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                        (iii) Neither the Company nor any of its Subsidiaries has, nor has ever had, any obligation or liability with respect to an employee benefit plan which is subject to Title IV of ERISA. There is no entity (other than the Company or any of its Subsidiaries) which is or was considered one employer with the Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan within the 12-month period ending on the date hereof.

                        (iv) Except as set forth in Schedule 6.1(h)(iv), all contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made or accrued on the Company's financial statements.

                        (v) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as set forth on Schedule 6.1(h)(v). The Company or its Subsidiaries may amend or terminate any Compensation and Benefit Plan at any time without incurring any material liability thereunder.

                        (vi) Except as set forth on Schedule 6.1(h)(vi), the consummation of the transactions contemplated by this Agreement will not (x) entitle any Employees to severance pay, (y) accelerate the time of payment or vesting or trigger any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or
(z) result in payments under any of the Compensation and Benefit Plans which may not be deductible under Section 162(m) or Section 280G of the Code.

                  (i) Compliance. Except as set forth in Schedule 6.1(i), neither the Company nor any of its Subsidiaries is in default or violation of,
(i) any law, ordinance, rule, regulation, order, judgment, decree, arbitration award, license or permit of any Governmental Entity (collectively, "Laws") applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound, or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or affected, except for any such defaults or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, or prevent or materially delay the transactions contemplated by this Agreement. To the knowledge of the Company, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in order to comply in all material respects with any material Laws, and the Company has not received any notice or overt communication of any material noncompliance with any such material Laws that has not been cured.

                  (j) Antitakeover Statutes. The board of directors of the Company has taken all necessary action to approve the transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement such that the restrictions under Section 203 of the DGCL shall not apply to such transactions. No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation (each, an "Antitakeover Statute") is applicable to the Company, the Shares, the Offer, the Merger, this Agreement, the Stock Option Agreement, the Shareholders Agreement or the other transactions hereby or thereby.

                  (k) Environmental Matters. Except as disclosed in the Company Reports filed with the Commission to the date of this Agreement or in Schedule 6.1(k) and except as would not have or be reasonably likely to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have complied in all material respects at all times with all applicable Environmental Laws; (ii) to the knowledge of the Company, no property currently or formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) has been contaminated with any Hazardous Substance; (iii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any liability for Hazardous Substance disposal or contamination on any third party property; (iv) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to liability for any release or threat of release of any Hazardous Substance; (v) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information indicating that it may be in violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law; (vii) to the knowledge or the Company, none of the properties of the Company or any of its Subsidiaries contain any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls; (viii) to the knowledge of the Company, there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property in connection with any Environmental Law; and (ix) the Company has delivered or made available to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to the Company or any of its Subsidiaries or any of their current or former properties or operations.

                  "Environmental Law" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or
(C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

                  "Hazardous Substance" means any substance that is (A) listed, classified or regulated pursuant to any Environmental Law; (B) any chemical, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon, pharmaceutical, biological and/or medical waste or materials; or (C) any other substance which may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

                  (l) Opinion of Financial Advisor. The Company's Board has received the written opinion of CIBC World Markets Corp. to the effect that, as of the date hereof, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

                  (m) Taxation. The Company and each of its Subsidiaries, and any consolidated, combined or unitary group for tax purposes of which the Company or any of its Subsidiaries is or has been a member, has timely filed all Tax Returns required to be filed by it in the manner provided by law except where the failure to have so filed would not have or be reasonably likely to have a Company Material Adverse Effect. All such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries have timely paid all Taxes due or required to be withheld from amounts owing to any employee, creditor or third party or have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as has been disclosed to Parent in Schedule 6.1(m): (i) no material claim for unpaid Taxes has become a lien or encumbrance of any kind against the property of the Company or any of its Subsidiaries or is being asserted against the Company or any of its Subsidiaries; (ii) no audit, examination, investigation or other proceeding in respect of Taxes is pending being conducted, or to the knowledge of the Company, threatened by a Tax authority; (iii) no material issues have been raised by the relevant taxing authority in connection with any examination of the Tax Returns filed by the Company and its Subsidiaries; (iv) no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its Subsidiaries and is currently in effect; (v) neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, or potential liability with regards to, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement; (vi) no power of attorney has been granted by or with respect to the Company or any of its Subsidiaries with respect to any matter relating to Taxes; (vii) neither the Company nor any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (viii) neither the Company nor any of its Subsidiaries has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or similar provision under state, local or foreign law) or any excess loss accounts within the meaning of Treasury Regulation Section 1.1502-19; (ix) the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code; (x) neither the Company nor any of its Subsidiaries has been the subject to a Tax ruling that has continuing effect; and (xi) neither the Company nor any of its Subsidiaries has agreed to include, or is required to include, in income any adjustment under either Section 481(a) or 482 of the Code (or an analogous provision of state, local or foreign law) by reason of a change in accounting method or otherwise.

                  "Taxes" means any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, employment, payroll, premium, value added, property or windfall profits taxes, environmental transfer taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

                  "Tax Return" means any return, report or statement required to be filed with any governmental authority with respect to Taxes.

                  (n) Certain Regulatory Matters. (i) Schedule 6.1(n) sets forth a complete and accurate list for the last five years, of (a) all Warning Letters (as defined below), Section 305 notices and similar letters or notices issued by the Food and Drug Administration (the "FDA") or any other governmental entity, domestic or foreign, that is concerned with the quality, identity, strength, purity, safety, efficacy, marketing or manufacturing of the pharmaceutical compounds or products tested or sold by the Company or its Subsidiaries (any such governmental entity, a "Pharmaceutical Regulatory Agency") to the Company or any of its Subsidiaries; (B) all United States product problem reporting program complaints or reports, MedWatch form FDA-3500A, FDA-1639 or Form CIMOS I filed by the Company or any of its Subsidiaries, which complaints or reports pertain to any incident involving death or serious injury, and for which incident there has been (I) a notice or follow-up inquiry to the Company or any of its Subsidiaries by the FDA, (II) a litigation or arbitration claim or cause of action commenced, or (III) a notice to any insurance carrier of the Company or any of its Subsidiaries tendering the defense or giving any notice of a possible or actual claim against the Company or such subsidiary; (C) all product recalls conducted by or issued to the Company or any of its Subsidiaries and any requests from the FDA or any other Pharmaceutical Regulatory Agency requesting the Company or any of its Subsidiaries to cease to investigate, test or market any compound or product; and (D) any civil penalty actions begun by the FDA or any other Pharmaceutical Regulatory Agency against the Company or any of its Subsidiaries and all consent decrees and all documents relating to the negotiation of and compliance with such consent decree issued with respect to the Company or any of its Subsidiaries. The Company has made available to Parent copies of all documents referred to in Schedule 6.1(n) and any other written communications between the Company or any of its Subsidiaries, on the one hand, and the FDA or any other Pharmaceutical Regulatory Agency on the other hand that describe matters that could have a material adverse effect on the projected sales or revenues attributable to any compound, product or product line of the Company or its Subsidiaries or discuss material issues concerning the quality, identity, strength, purity, safety or efficacy of any such compound, product or product line as well as copies of all complaints and other information required to be maintained by the Company pursuant to the United States Federal Food, Drug and Cosmetic Act and Comprehensive Drug Abuse Prevention and Control Act of 1970 and the corresponding laws of jurisdictions other than the United States. For purposes of this subparagraph (i), "Warning Letter" means a letter characterized by the FDA or any other Pharmaceutical Regulatory Agency as a warning letter, a notice of adverse finding, observation of noncompliance or a similar letter or report in which FDA or any other Pharmaceutical Regulatory Agency expresses the opinion that violations of law, regulation or guideline have occurred.

                  (ii) With such exceptions as will not have or be reasonably likely to have a Company Material Adverse Effect and except as set forth in
Schedule 6.l(n), (A) the Company (or, if applicable, one of its Subsidiaries) has obtained all consents, approvals, certifications, authorizations and permits of, and has made all filings with, or notifications to, all Pharmaceutical Regulatory Agencies pursuant to applicable requirements of all FDA regulations and consent decrees, and all applicable state and foreign laws, and regulations applicable to the Company or any of its Subsidiaries; (B) all representations made by the Company or any of its Subsidiaries in connection with any such consents, approvals, certifications, authorizations, permits, filings and notifications were true and correct in all material respects at the time such representations and warranties were made, and the Company's compounds and products, and the compounds and products of its Subsidiaries, substantially comply with, and perform in accordance with the specifications described in, such representations; (C) the Company and its Subsidiaries and their respective products and all of the facilities and entities which manufacture such compounds and products, are in substantial compliance with all applicable FDA rules, regulations and consent decrees, and all applicable state and foreign laws, rules and regulations (including Good Manufacturing Practices) relating to pharmaceutical manufacturers and distributors or otherwise applicable to the Company's or its Subsidiaries' business; and (D) the Company has no reason to believe that any of the consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that it or any of its Subsidiaries has received or made to operate their respective businesses have been or are being revoked or challenged.

                  (o)      Intellectual Property.

                        (i) Set forth in Schedule 6.1(o)(i) is a complete list of each of the following items (1) all patents and applications therefor, registrations of trademarks (including service marks) and applications therefor, and registrations of copyrights and applications therefor that are owned by the Company or any of its Subsidiaries or licensed to the Company or any of its Subsidiaries (collectively, the "Company Owned IP"), (2) all licenses, agreements and contracts relating to the Company Intellectual Property (as defined in Section 6.1(o) (ii) of this Agreement) pursuant to which the Company or any of its Subsidiaries are entitled to use any Company Intellectual Property owned by any third party (the "Third Party Licenses") and (3) all agreements under which the Company or any of its Subsidiaries has granted any third party the right to use any Company Intellectual Property, including the unexpired material transfer agreements.

                        (ii) Except to the extent identified in Schedule 6.1(o)(ii) and except for any failures of this representation and warranty to be true and accurate that have or would be reasonably likely to have a Company Material Adverse Effect that arise from instances involving the infringement by the Company or its Subsidiaries on the intellectual property rights of others or the infringement by others on intellectual property rights of the Company or its Subsidiaries of which, in either such case, the Company does not have any knowledge after due investigation, the Company, or its Subsidiaries where expressly indicated, is the owner of, or is licensed to use, or otherwise possesses legally enforceable rights in, all intellectual property, including, without limitation, all patents and patent applications, supplementary protection certificates and patent extensions, trademarks and trademark applications, service mark and service mark registrations, logos, commercial symbols, business name registrations, trade names, copyrights and copyright registrations, computer software, mask works and mask work registration applications, industrial designs and applications for registration of such industrial designs, including, without limitation, any and all applications for renewal, extensions, reexaminations and reissues of any of the foregoing intellectual property rights where applicable, inventions, biological materials, trade secrets, formulae, know-how, technical information, research data, research raw data, laboratory notebooks, procedures, designs, proprietary technology and information held or used in the business of the Company and its Subsidiaries (hereinafter the "Company Intellectual Property").

                        (iii) Except to the extent identified in Schedule 6.1(o)(iii), the Company and its Subsidiaries are the sole legal and beneficial owners of all the Company Intellectual Property (except for the Company Intellectual Property that is the subject of any Third Party Licenses) and all the Company Intellectual Property is valid and subsisting.

                        (iv) The Company has not entered into any agreements, licenses or created any mortgages, liens, security interests, leases, pledges, encumbrances, equities, claims, charges, options, restrictions, rights of first refusal, title retention agreements or other exceptions to title which materially affect the Company Intellectual Property or materially restrict the use by the Company or any of its Subsidiaries of the Company Intellectual Property, except as provided in agreements and instruments disclosed in Schedule 6.1(o)(i) and furnished or made available to Parent prior to the date of this Agreement.

                        (v) Except as listed in Schedule 6.1(o)(v), to the knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with the Third Party Licenses that are material to the conduct of the business of the Company.

                        (vi) The Company and its Subsidiaries are not, and will not be as a result of the execution, delivery or performance of this Agreement or the Stock Option Agreement or the consummation of the Offer and the Merger or the other transactions contemplated hereby or thereby in breach, violation or default of any Third Party Licenses that are material to the conduct of the business of the Company. Except as indicated in Schedule 6.1(o)(vi), the rights of the Company or any of its Subsidiaries to the Company Intellectual Property will not be affected by the execution, delivery or performance of this Agreement or the Stock Option Agreement or the consummation of the Offer and the Merger or the other transactions contemplated hereby or thereby.

                        (vii) The Company and its Subsidiaries have the right to license to third parties the use of the Company Owned IP.

                        (viii) Except as listed in Schedule 6.1(o)(viii), all registrations and filings relating to the Company Owned IP are in good standing. All maintenance and renewal fees necessary to preserve the rights of the Company in respect of the Company Owned IP have been made. Except as indicated in
Schedule 6.1(o)(viii), the registrations and filings relating to the Company Owned IP are proceeding and there are no material facts of which the Company has knowledge after due investigation which could significantly undermine those registrations or filings or reduce to a significant extent the scope of protection of any patents arising from such applications.

                        (ix) The manufacturing, marketing, distribution, sale and use of compounds by the Company or its Subsidiaries, licensees or sublicensees in the countries where the Company has conducted or proposes to conduct such activities, to the knowledge of the Company after due investigation, does not and would not infringe the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, and proprietary trade names, publication rights, computer programs (including source code and object code), inventions, know-how, trade secrets, technology, processes, confidential information and all other intellectual property rights throughout the world (collectively, "Intellectual Property Rights") of any third party.

                        (x) Except for the matters set forth in Schedule 6.1(o)(x), there are no allegations, claims or proceedings instituted or pending which challenge the rights possessed by the Company or its Subsidiaries to use the Company Intellectual Property or the validity or effectiveness of the Company Intellectual Property, including without limitation any interferences, oppositions, cancellations or other contested proceedings.

                        (xi) There are no outstanding claims or proceedings instituted or pending by any third party challenging the ownership, priority, scope or validity or effectiveness of any Company Intellectual Property.

                        (xii) To the knowledge of the Company, there are no Intellectual Property Rights of any third party that have been or would be infringed by the identification, manufacture, marketing, distribution and sale and use of any products that have been identified for development by the Company.

                        (xiii) To the knowledge of the Company, there are no Intellectual Property Rights of any third party that would be infringed by the continued practice of any technologies previously used or presently in use by the Company.

                        (xiv) To the knowledge of the Company, except for the matters set forth in Schedule 6.1(o)(xiv) or as would not have or be reasonably likely to have a Company Material Adverse Effect, there is no unauthorized use, infringement or misappropriation of the Company Intellectual Property by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

                        (xv) Except for the matters set forth in Schedule 6.1(o)(xv), the Company and its Subsidiaries have not granted any licenses, immunities, options or other rights to the Company Intellectual Property which could provide a third party with a defense to patent infringement proceedings, whether domestic or foreign.

                        (xvi) Commercially reasonable measures have been taken to maintain the confidentiality of the inventions, trade secrets, formulae, know-how, technical information, research data, research raw data, laboratory notebooks, procedures, designs, proprietary technology and information of the Company and its Subsidiaries, and all other information the value of which to the Company or any of its Subsidiaries is contingent upon maintenance of the confidentiality thereof. Without limiting the generality of the foregoing, (1) each employee of the Company and each consultant to the Company who has had access to proprietary information with respect to the Company has entered into an agreement suitable to vest ownership rights to any inventions, creations, developments, and works in the Company and has entered into an agreement for maintaining the confidential information of the Company and (2) each officer and director of the Company has entered into an agreement to maintain the confidential information of the Company, except for those individuals listed in
Schedule 6.1(o) (xvi) whose involvement in the business of the Company is described with specificity therein.

                  (p) Product Registration Files. The product registration files and dossiers of the Company and its Subsidiaries have been maintained in accordance with reasonable industry standards. The Company and each of its Subsidiaries has in its possession copies of all the material documentation filed in connection with filings made by the Company or any of its Subsidiaries for regulatory approval or registration of the compounds and products of the Company or any of its Subsidiaries, as the case may be. To the knowledge of the Company, the filings made by the Company and its Subsidiaries for regulatory approval or registration of the products of the Company or any of its Subsidiaries did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

                  (q) Year 2000 Compliance. Schedule 6.1(q) contains the Company's Year 2000 plan, which indicates the actions to be taken pursuant to such plan that have been completed as of the date of this Agreement and the actions to be taken pursuant to such plan that have not been completed as of the date of this Agreement and the aggregate expense expected to be incurred by the Company in connection with the actions to be taken pursuant to such plan that have not been completed as of the date of this Agreement.

                  (r) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, any labor strike, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

                  (s) Rights Agreement. The Company has irrevocably amended the Rights Agreement to provide that neither Parent nor Merger Sub nor any of their respective affiliates shall be deemed to be an Acquiring Person (as such term is defined in the Rights Agreement), that neither a Distribution Date nor a Shares Acquisition Date (as each such term is defined in the Rights Agreement) shall be deemed to occur, and the Rights will not separate from the Shares, as a result of the execution, delivery or performance of this Agreement, the Stock Option Agreement or the Shareholders Agreement or the consummation of the Offer and the Merger or the other transactions contemplated hereby or thereby, and that none of the Company, Parent, Merger Sub, nor the Surviving Corporation, nor any of their respective affiliates, shall have any obligations under the Rights Agreement to any holder (or former holder) of Rights as of and following the consummation of the Offer and/or the Effective Time.

                  (t) Brokers and Finders. Except as disclosed in Schedule 6.1(t), neither the Company nor any of its Subsidiaries, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Offer and the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement or the Shareholders Agreement, except that the Company has employed CIBC World Markets Corp. as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof.

                  (u) Supply Arrangements. As of the date of this Agreement, to the Company's knowledge, there are no facts or circumstances that have materially adversely affected or are reasonably likely to materially adversely affect the continued supply (either for clinical purposes or in bulk) of the active ingredients of the compounds of the Company and its Subsidiaries currently used in clinical trials.

                  (v) Investigational Compounds. As of the date of this Agreement, to the Company's knowledge, there are no facts or circumstances that have materially adversely affected or that management of the Company has determined are reasonably likely to materially adversely affect the commercialization of its compounds, other than factors that are generally applicable to the development and commercialization of pharmaceutical compounds that are not specific to the Company or such compounds.

                  (w) Certain Agreements. (i) All contracts listed as an exhibit to the Company's Annual Report on Form 10-K under the rules and regulations of the SEC relating to the business of the Company and its Subsidiaries and (ii) any other agreement within the meaning set forth in item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations (all of which are listed on Schedule 6.1(w)) (the "Company Material Contracts") are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms and other than as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, is reasonably likely to constitute a default under the provisions of, any such Company Material Contract, and neither the Company nor any of its Subsidiaries has received notice that any party to any Company Material Contract intends to cancel, terminate or otherwise modify the terms of any applicable Company Material Contract, except in each case, as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, no counterparty to any such Company Material Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, is reasonably likely to constitute a default or other breach under the provisions of, such Company Material Contract, except for defaults or breaches which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is a party to, nor are any of their assets bound by, any agreement, arrangement, commitment or understanding with any company engaged primarily in the pharmaceutical business, other than as listed on Schedule 6.1(w).

                  (x) Schedule 14D-9; Offer Documents. Neither the Schedule 14D-9, any other document required to be filed by the Company with the SEC in connection with the transactions contemplated hereby, nor any information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, any such other filings by the Company, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, any other document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied by or on behalf of Parent or Merger Sub in writing specifically for inclusion therein.

                  (y) Required Vote of Company Stockholders. Unless the Merger may be consummated in accordance with Section 253 of the DGCL, the only vote of the stockholders of the Company required to adopt this Agreement and the Stock Option Agreement and to approve the Merger and the transactions contemplated hereby and thereby, is the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (the "Company Requisite Vote").

                  6.2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each hereby represent and warrant to the Company, except as set forth in the Disclosure Schedule delivered to the Company on the date of this Agreement (the "Parent Disclosure Schedule"), as follows:

                  (a) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of Common Stock, par value $.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and upon the consummation of the Offer and at the Effective Time will be, owned by Parent, and there are
(i) no other shares of capital stock or other voting securities of Merger Sub,
(ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Offer and the Merger and the other transactions contemplated by this Agreement.

                  (b) Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing (where such concept is recognized) under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction (where such concept is recognized) where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not reasonably likely to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated by this

Agreement, the Stock Option Agreement and the Shareholders Agreement. Parent has made available to the Company a complete and correct copy of Parent's and Merger Sub's certificate of incorporation and bylaws, as amended to the date hereof. Parent's and Merger Sub's certificate of incorporation and bylaws so delivered are in full force and effect.

                  (c) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Offer and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and each has taken all corporate action (including approval of the shareholders of Merger Sub) necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Offer and the Merger. Parent has all requisite power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under the Stock Option Agreement. This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms. The Stock Option Agreement is a valid and binding agreements of Parent enforceable against Parent in accordance with its respective terms.

                  (d) Governmental Filings; No Violations. (i) Other than any filings and/or notices required (A) pursuant to Section 2.3, (B) under the HSR Act and the Exchange Act and (C) such filings or consents, registrations, approvals, permits or authorizations as may be required under the laws of the competition or antitrust laws of jurisdictions outside the United States, no notices or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the execution and delivery of the Stock Option Agreement and the License Agreement by Parent or the consummation by Parent and Merger Sub of the Offer and the Merger and the other transactions contemplated hereby and by the Stock Option Agreement, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, the Stock Option Agreement and the License Agreement.

                      (ii) The execution, delivery and performance of this Agreement and the Stock Option Agreement, by Parent and Merger Sub, as the case may be, do not and will not, and the consummation by Parent and Merger Sub of the Offer and the Merger and the other transactions contemplated hereby and by the Stock Option Agreement, will not, constitute or result in (A) a breach or violation of, or a default under, the certificate or bylaws of Parent and Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

                  (e) Litigation. Except as disclosed in the Parent Reports filed prior to the date hereof, and except for matters which are not, individually or in the aggregate, reasonably likely to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, the Stock Option Agreement and the License Agreement, there are no civil, criminal, administrative or regulatory actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, overtly threatened against Parent or any of its Subsidiaries.

                  (f) Compliance. Neither Parent nor any of its Subsidiaries is in default or violation of, (i) any Law applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties are bound, or
(ii) any Contract to which Parent or any or its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties are bound or affected, except for any such defaults or violations that, individually or in the aggregate, are not reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

                  (g) Brokers and Finders. Neither Parent nor any of its Subsidiaries, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement or the Shareholders Agreement.

                  (h) Financing. Parent will have the funds necessary to consummate the Offer and the Merger on the terms contemplated by this Agreement and will provide such funds to Merger Sub at or prior to the consummation of the Offer and the Merger, as applicable.

                  (i) Offer Documents. The Offer Documents and any other documents to be filed by Parent with the SEC or any other Government Entity in connection with the Merger and the other transactions contemplated hereby will (in the case of the Offer Documents and any such other documents filed with the SEC under the Securities Act or the Exchange Act) comply as to form in all material respects with applicable provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder. None of the Offer Documents, any other documents required to be filed by Parent with the SEC in connection with the transactions contemplated hereby, nor any information supplied by Parent for inclusion in the
Schedule 14D-9 or in the information required to be distributed to the stockholders of the Company pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder as is necessary to enable Parent's designees to be elected to the Company's Board pursuant to Section 1.4 hereof shall, at the respective times the Offer Documents or any amendments and supplements thereto, any such other filings by Parent or Purchaser are filed with SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied by or on behalf of the Company in writing specifically for inclusion therein.

                                   ARTICLE VII

                                    Covenants

                  7.1. Company Interim Operations. Except as set forth in the document entitled "Schedule 7.1" furnished to the Company by Parent prior to the execution and delivery of this Agreement, the Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) and except as otherwise expressly contemplated by this Agreement and the Stock Option Agreement):

                  (a) the business of it and its Subsidiaries shall be conducted, in all material respects, in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable best efforts to preserve its business organization substantially intact and substantially maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

                  (b) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its certificate or bylaws or amend, modify or terminate the Rights Agreement, except as set forth in Section 6.1(s) hereof; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, or
(v) repurchase, redeem or otherwise acquire, except in connection with the

Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

                  (c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than (A) the issuance of Shares pursuant to options outstanding on the date of this Agreement under the Stock Plans and the issuance of Shares under the Company's Employee Stock Purchase Plan and (B) the issuance of Shares upon conversion of Convertible Preferred Stock outstanding on the date of this Agreement); (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; or (iii) make any commitments for, make or authorize any capital expenditures or, by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity in each case, involving amounts in excess of $100,000 in the aggregate other than in the ordinary and usual course;

                  (d) Except as may be required by existing contractual commitments or as required by applicable law, neither it nor any of its Subsidiaries shall (i) enter into any new agreements or commitments for any severance or termination pay to, or enter into employment or severance agreement with, any of its directors, officers or employees, including adding new participants to the Company's Management Change of Control Plan or (ii) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans or increase or accelerate the salary, wage, bonus or other compensation of any employees, officers or directors (except for increases in salaries, wages and cash bonuses of nonexecutive employees made in the ordinary course of business consistent with past practice) or pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing Compensation and Benefit Plan;

                  (e) neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation or modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

                  (f) neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

                  (g) except as may be required as a result of a change in law or in generally accepted accounting principles, neither it nor any of its Subsidiaries shall change any of the accounting practices or principles used by it;

                  (h) neither it nor any of its Subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or any of its subsidiaries not constituting an inactive Subsidiary (other than the Merger);

                  (i) it shall not suffer or permit capital expenditures made or incurred by the Company and its Subsidiaries for any period to exceed $100,000 except for expenses incurred in connection with the transactions contemplated by this Agreement; and

                  (j) neither it nor any of its Subsidiaries will offer to, or enter into an agreement to, do any of the foregoing.

                  7.2. Acquisition Proposals. The Company shall, and shall use its best efforts to cause its nonstockholder affiliates and the officers, directors and employees of the Company and its Subsidiaries to, and shall instruct its stockholder affiliates and the representatives and agents of the Company and its Subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) to, immediately cease and terminate any existing activities, discussions or negotiations, if any, with any parties (other than Parent and Merger Sub, any affiliate or associate of Parent and Merger Sub or any designees of Parent and Merger Sub) conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or more than 20% of the equity interest in, the Company or any of its Subsidiaries (by direct purchase from the Company, tender or exchange offer or otherwise) or any business combination, merger or similar transaction (including an exchange of stock or assets) with or involving the Company or any Subsidiary of the Company (an "Acquisition Transaction"), other than the Offer and the Merger. Except as set forth in this Section 7.2, the Company shall not, and shall use its best efforts to cause its nonstockholder affiliates and the officers, directors and employees of the Company and its Subsidiaries not to, and shall instruct its stockholder affiliates and the representatives and agents of the Company and its Subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, directly or indirectly, knowingly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any nonpublic information or data (other than the Company's standard public information package) to, any corporation, partnership, person or other entity or group (other than Parent and Merger Sub, any affiliate or associate of Parent and Merger Sub or any designees of Parent and Merger Sub) with respect to any inquiries or the making of any offer or proposal (including, without limitation, any offer or proposal to the stockholders of the Company) concerning an Acquisition Transaction (an "Acquisition Proposal" (it being understood that an

Acquisition Proposal that is conditioned upon the completion of due diligence shall be deemed to constitute a bona fide Acquisition Proposal if such proposal otherwise meets the definition of Acquisition Proposal)) or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that prior to the Merger Sub beneficially owning a majority of the then outstanding Shares, the Company may furnish information and access, but only in response to a request for information or access, to any person or entity making a bona fide written Acquisition Proposal to the board of directors of the Company after the date hereof which was not knowingly encouraged, solicited or initiated by the Company or any of its affiliates or any director, employee, representative or agent of the Company or any of its Subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) on or after the date hereof and may participate in discussions and negotiate with such person or entity concerning any such Acquisition Proposal and may authorize the Company to enter into a binding written agreement concerning a Superior Proposal (as defined below), if and only if, in any such case, (i) the board of directors of the Company determines in good faith, (A) after consultation with outside counsel to the Company to the effect that failing to provide such information or access or to participate in such discussions or negotiations or so to authorize, as the case may be, is reasonably likely to constitute a breach of such board's fiduciary duties under applicable law, that failing to provide such information or access or to participate in such discussions or negotiations or to so authorize, as the case may be, is reasonably likely to constitute a breach of such board's fiduciary duties under applicable law, and (B) after consultation with the financial advisors to the Company to such effect, that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person or entity making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal as to which both of the determinations referred to in subclauses (A) and (B) above have been made being referred to in this Agreement as a "Superior Proposal"), and (ii) the Company receives from the person or entity making such bona fide written Acquisition Proposal an executed confidentiality agreement the terms of which are (without regard to the terms of such Acquisition Proposal) (A) no less favorable to the Company, and (B) no less restrictive to the person or entity making such bona fide written Acquisition Proposal than those contained in the Confidentiality Agreement, dated as of June 21, 1999, referring to Parent as the "Recipient" (the "Company Confidentiality Agreement"), between the Company and Parent. Nothing in this Agreement shall prohibit the Board of Directors of the Company from, to the extent applicable, complying with Rule 14e-2 or 14D-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Company will notify Parent within 48 hours if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company and shall in such notice indicate the identity of the offeror and the material terms and conditions of any such proposal and thereafter shall keep Parent reasonably informed, on a current basis, of the status and material terms of such proposals and the status of such negotiations or discussions, providing copies to Parent of any Acquisition Proposals made in writing. The Company shall provide Parent with three business days advance notice of, in each and every case, its intention to either enter into any agreement with or to provide any information to any person or entity making any such inquiry or proposal. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and will use its best efforts to enforce any such agreements at the request of and on behalf of Parent. The Company will inform the individuals or entities referred to in the first sentence of this Section 7.2 of the obligations undertaken in this Section 7.2. The Company also will promptly request each person or entity which has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information heretofore furnished to such person or entity by or on behalf of the Company.

                  7.3.     Company Stockholder Approval; Proxy Statement

                  (a) If approval or action in respect of the Merger by the stockholders of the Company is required by applicable law, the Company, acting through the Company Board, shall (i) call as promptly as practicable following consummation of the Offer, a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of voting upon the Merger, (ii) hold the Company Stockholders Meeting as soon as practicable following the purchase of Shares pursuant to the Offer, and (iii) recommend to its stockholders the approval of the Merger. Notwithstanding the foregoing, the Company Board may withdraw, modify or amend any recommendation that the Stockholders approve the merger if the Company has received an Acquisition Proposal which in accordance with Section 7.2 is a Superior Proposal. The record date for the Company Stockholders Meeting shall be a date subsequent to the date on which Parent or Merger Sub becomes the a record holder of Shares purchased pursuant to the Offer. At the Company Stockholders Meeting, Parent and Merger Sub shall cause all shares then owned beneficially or of record by them to be voted in favor of approval and adoption of this Agreement, the Merger and the transactions contemplated hereby. Notwithstanding the foregoing, if Parent, Merger Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares and outstanding Preferred Stock, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

                  (b) If required by applicable Law, the Company will, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement (such proxy statement, and any amendments or supplements thereto, the

"Proxy Statement") or , if applicable, an information statement with the SEC with respect to the Company Stockholders Meeting and will use its best efforts to respond to any comments of the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Parent and Merger Sub shall furnish to the Company all information regarding Parent, Merger Sub and their affiliates that may be required (pursuant to the Exchange Act and other applicable Laws) to be set forth in the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to it being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Parent agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event which should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

                  (c) The Company represents and warrants that the Proxy Statement will comply in all material respects with the Exchange Act and, at the respective times filed with the SEC and distributed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty as to any information included in the Proxy Statement that was provided by Parent or Merger Sub. Parent represents and warrants that none of the information supplied by Parent or Merger Sub for inclusion in the Proxy Statement will, at the respective times filed with the SEC and distributed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (d) Following the consummation of the Offer, the Company shall use its best efforts to obtain the necessary approvals by its stockholders of the Merger, this Agreement and the transactions contemplated hereby.

                  7.4. Approvals and Consents; Cooperation. The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement, the Stock Option Agreement, the Shareholders Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer and the Merger or any of the other transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement. In particular, the Company and Parent each agree to use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, such things as may be necessary under federal or state securities laws or the HSR Act applicable to or necessary for, and will file as soon as reasonably practicable and, if appropriate, use commercially reasonable efforts to have declared effective or approved, all documents and notifications with the SEC and other governmental or regulatory bodies (including, without limitation, the FDA) that they deem necessary or appropriate for, the consummation of the Offer and the Merger or any of the other transactions contemplated hereby and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates to enable such other party to take such actions. Each of the Company, Parent and Merger Sub agrees to use commercially reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits the consummation of the Offer and the Merger or any of the other transactions contemplated by this Agreement, including, without limitation, by pursuing available avenues of administrative and judicial appeal. Each of the Company, Parent and Merger Sub also agrees to use commercially reasonable efforts to take any and all actions necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental antitrust authority or any other party so as to enable the parties to close by the date specified in Section 9.2(i) the transactions contemplated hereby; provided, however, that nothing in this Section 7.4 shall require, or be construed to require, Parent to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses; and provided, further, that nothing in this
Section 7.4 shall require, or be construed to require, a proffer or agreement that would, in the good faith judgment of Parent, be reasonably likely to have a material adverse effect on the benefits to Parent of the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer or the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

                  7.5. Filings; Other Actions; Notification. (a) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective subsidiaries to any Governmental Entity in connection with the Offer or the Merger and the transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement.

                  (b) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of their respective subsidiaries, from any third party or any Governmental Entity with respect to the Offer or the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement. The Company shall give prompt notice to Parent of any change that has resulted in or is reasonably likely to result in a Company Material Adverse Effect and Parent shall give the Company prompt notice of any event, fact, circumstance or occurrence that would be reasonably likely to have an adverse effect on Parent's or Merger Sub's ability to complete the Offer or the Merger or to comply with their obligations contained in this Agreement or in the Stock Option Agreement.


                  7.6. Access. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice, the Company shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent ("Parent Representatives") reasonable access to all of its and its Subsidiaries properties, books, contracts, commitments and records (including security position listings or other information concerning beneficial and record owners of the Company's securities) and its officers, management employees and representatives and, during such period, the Company shall furnish promptly to Parent, consistent with its legal obligations, all information concerning its business, properties and personnel as the other party may reasonably request. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the Company Confidentiality Agreement which shall remain in full force and effect.



                  7.7. De-registration. The Company shall use its best efforts to cause the Shares to be de-registered from the NASDAQ National Market and de-registered under the Exchange Act as soon as practicable following the Effective Time.

                  7.8. Publicity. The initial press release relating to the Offer and this Agreement shall be a joint press release, the content of which shall be mutually agreed upon by the Company and Parent, and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement and the Stock Option Agreement and prior to making any filings with any Governmental Entity with respect to the transactions contemplated by this Agreement.

                  7.9. Benefits.

                  (a) Stock Options. (i) At the Effective Time, each outstanding Company Option under the Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire (a "New Parent Option"), on the same terms and conditions as were applicable under such Company Option, the number of shares of Common Stock of Parent (rounded to the nearest whole number) equal to the product of (A) the number of Shares issuable upon exercise of such Company Option and (B) the Price Per Share divided by the average of the closing sales prices of Common Stock of Parent on the New York Stock Exchange for the ten (10) consecutive days immediately prior to and including the day preceding the Effective Time, at an exercise price per share (rounded to the nearest whole cent) equal to (x) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Option divided by (y) the aggregate number of shares of Common Stock of Parent purchasable pursuant to the New Parent Option (as calculated immediately above); provided, however, that in the case of any Company Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. At or prior to the Effective Time, the Company shall take all necessary actions to permit the assumption of the unexercised Company Options by Parent pursuant to this Section and shall take all action necessary to cause the funds held in the Company's Employee Stock Purchase Plan to be used to purchase outstanding Shares through open market transactions so that such Shares will be converted into the right to receive cash in the Merger; provided that thereafter the Company shall terminate the Company's Employee Stock Purchase Plan.

                  (ii) Effective at the Effective Time, Parent shall assume, as a New Parent Option, each outstanding Company Option in accordance with this Section and with the terms of the Stock Plan under which it was issued and the stock option agreement by which it is evidenced. Not later than thirty calendar days after the Closing Date, Parent shall file a registration statement under the Securities Act of 1933 on Form S-8, or other appropriate form, covering shares of Parent Common Stock subject to such New Parent Options.

                  (b) Employee Benefits. Parent agrees that during the period commencing at the Effective Time and ending on the first anniversary thereof, the Employees will continue to be provided with benefits under employee benefit plans (other than stock options or other plans involving the issuance of securities of the Company or Parent) which in the aggregate are substantially comparable to those currently provided by the Company to such Employees. Parent will cause each employee benefit plan of Parent in which Employees are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such Employees with the Company as if such service were with Parent, to the same extent that such service was credited under a comparable plan of the Company and such service period would have been credited to an employee of the Parent participating in the relevant plan. For the first plan year ending after the Effective Time, any pre-existing condition exclusion under any Purchase Benefit Plan providing medical or dental benefits shall be no more restrictive for any Employee who, immediately prior to commencing participation in such Purchaser Benefit Plan, was participating in a Company Benefit Plan providing medical or dental benefits and had satisfied any pre-existing condition provision under such Company Benefit Plan. Any expenses that were taken into account under a Company Benefit Plan providing medical or dental benefits in which the Employee participated immediately prior to commencing participation in a Purchaser Benefit Plan providing medical or dental benefits shall be taken into account to the same extent under such Purchaser Benefit Plan, in accordance with the terms of such Purchaser Benefit Plan, for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions and life-time benefit limits. Parent will, and will cause the Surviving Corporation to, honor in accordance with their terms (i) all employee benefit obligations to Employees accrued as of the Effective Time and
(ii) to the extent set forth on Schedule 6.1(h)(i), all employee severance plans in existence on the date hereof and all employment or severance agreements entered into prior to the date hereof.

                  7.10. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article V, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 9.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Stock Option Agreement, the Shareholders Agreement, the Offer and the Merger and the other transactions contemplated by this Agreement, the Stock Option

Agreement and the Shareholders Agreement shall be paid by the party incurring such expense.

                  7.11. Indemnification; Directors' and Officers' Insurance. (a) From and after the earliest date on which Merger Sub owns at least a majority of the outstanding Shares on a fully diluted basis, Parent agrees that it will indemnify, defend and hold harmless each individual and every person who is or was a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

                  (b) From and after the earliest date on which Merger Sub owns at least a majority of the outstanding Shares on a fully diluted basis, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to each indemnification agreement listed in
Schedule 7.11(b) and any indemnification provision or any exculpation provision set forth in the Company's certificate of incorporation or bylaws in effect on the date hereof. The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's certificate of incorporation and bylaws on the date of this Agreement, and during the period commencing on the earliest date in which Merger Sub purchases Shares pursuant to the Offer and ending on the sixth anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties.

                  (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.11, upon learning of any such claim, action, suit, proceeding, inquiry or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding, inquiry or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall be liable to such Indemnified Parties for the legal expenses of one counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof unless there is a conflict of interest between the Indemnified Parties and Parent, in which event Parent shall be liable to the Indemnified Parties for the fees and expenses of each Indemnified Parties' counsel,

(ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent and no Indemnified Party shall be liable for any settlement effected without its prior written consent unless such settlement includes a complete unconditional release of all claims against all Indemnified Parties; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including attorneys' fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 7.11.

                  (d) Notwithstanding any contrary provision of this Agreement, prior to the Effective Time, the Company may purchase insurance coverage extending for a period of six years after the Effective Time the level and scope of the Company's directors' and officers' liability insurance coverage in effect as of the date hereof; provided that the aggregate annual premium payable for such insurance shall not exceed 175% of the last annual premium paid for such coverage prior to the date hereof. Through the sixth anniversary of the Effective Time, Parent shall maintain in effect, for the benefit of the Indemnified Parties, such insurance coverage, and subject to the limitations in the preceding sentence, shall pay the annual premium for such insurance coverage. In the event the annual premium payable for such insurance coverage exceeds 175% of the last annual premium paid by the Company for such coverage, Parent shall be obligated to obtain and maintain in effect a policy with the greatest amount of coverage available for a cost not exceeding 175% of such amount.

                  (e) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section.

                  (f) The provisions of this Section shall survive the earliest date on which Merger Sub owns at least a majority of the outstanding Shares on a fully diluted basis and the consummation of the Merger and the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties as intended third party beneficiaries and their heirs and estates and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

                  7.12.    Other Actions by the Company and Parent.

                  (a) Rights. Prior to the consummation of the Offer, the Company Board shall take all necessary action to ensure that the representation and warranty in Section 6.1(s) is accurate.

                  (b) Antitakeover Statutes. If any Antitakeover Statute is or may become applicable to the Offer or the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement, or the Shareholders Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Stock Option Agreement or the Shareholders Agreement or by the Offer or the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

                  7.13. Convertible Preferred Stock. Prior to the Effective Time, the Company and Parent shall take all action necessary to provide that on and after the Effective Time, the Convertible Preferred Stock will be convertible only into the Merger Consideration.

                                  ARTICLE VIII

                                   Conditions

                  8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

                  (a) Stockholder Approval. If the approval of this Agreement and the Merger by the holders of Shares is required by applicable law, this Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote.

                  (b) Regulatory Consents. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (c) Litigation. (i) No court or Governmental Entity of competent jurisdiction shall have enacted, issued, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Offer or Merger (collectively, an "Order"); provided however, that prior to invoking this provision, each party shall use its commercially reasonable best efforts to have any such Order lifted or withdrawn, and (ii) no Governmental Entity shall have instituted any proceeding seeking any such Order.

                  (d) Completion of the Offer. Merger Sub shall have (i) commenced the Offer pursuant to Section 1.1 hereof and (ii) purchased, pursuant to the terms and conditions of such Offer, all shares of Company Common Stock duly tendered and not withdrawn; provided, however, that neither Parent nor Merger Sub shall be entitled to rely on the condition in clause (ii) above if either of them shall have failed to purchase shares of Company Common Stock pursuant to the Offer in breach of their obligations under this Agreement.



                                   ARTICLE IX

                                   Termination

                  9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company, Parent and Merger Sub, by action of their respective boards of directors.

                  9.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of Parent or the board of directors of the Company if (i) the Merger shall not have been consummated by February 1, 2000, whether such date is before or after the date of approval by the stockholders of the Company referred to in Section 8.1(a); provided, however, that if a request for additional information is received from the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice pursuant to the HSR Act or additional information is requested by a governmental authority (a "Foreign Authority") pursuant to the antitrust, competition, foreign investment, or similar laws or any foreign countries or supranational commissions or boards that require pre-merger notifications or filings with respect to the Merger (collectively, "Foreign Merger Laws"), then such date shall be extended to the 30th day following certification by Parent and/or the Company, as applicable, that Parent and/or the Company, as applicable, have substantially complied with such request, but in any event not later than March 1, 2000, (ii) the Company Stockholders Meeting shall have been convened, held and completed and the approval referred to in Section 8.1(a) shall not have been obtained thereat or at any adjournment or postponement thereof, provided however, that Parent shall not be permitted to terminate the Agreement pursuant to this clause (ii) if Parent or Merger Sub shall not have voted all Shares then owned beneficially or of record by them in favor of approval and adoption of this Agreement, the Merger and the transactions contemplated hereby as required by Section 7.3(a), (iii) any Order permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger shall become final and non-appealable (whether before or after the approval referred to in

Section 8.1(a)) or (iv) if the Offer terminates or expires on account of the failure of any condition specified in Exhibit A without Merger Sub having purchased any Shares thereunder; provided that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Merger by the date referred to in clause (i) of this Section
9.2 and, provided, further, that the right to terminate this Agreement pursuant to clause (iii) of this Section 9.2 shall not be available to any party that has breached its covenant in Section 7.4 to use commercially reasonable best efforts to prevent such Order from being issued and to use commercially reasonable best efforts to cause such Order to be vacated, withdrawn or lifted.

                  9.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by action of the board of directors of the
Company:

                  (a) If (i) the Company is not in material breach of any of its covenants or agreements in this Agreement, (ii) the board of directors of the Company authorizes the Company, prior to Parent beneficially owning a majority of the outstanding shares of Common Stock, and subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (iii) Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into such an agreement, a written offer that is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) of the previous sentence until at least the first calendar day following the third business day after it has provided the written notice to Parent required thereby, (y) to notify Parent promptly if its intention to enter into a written agreement referred to in such notice shall change at any time after giving such notification and (z) that it will not terminate this Agreement or enter into a binding agreement referred to in clause
(ii) of the previous sentence if Parent has, within the period referred to in clause (x) of this sentence, made a written offer that is at least as favorable to the Company's stockholders from a financial point of view as the Superior Proposal; or

                  (b) If, prior to consummation of the Offer and prior to Parent beneficially owning a majority of the outstanding shares of Common Stock, there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement which has had, or is reasonably likely to have, the effect of materially impairing the ability of Parent or Merger Sub to consummate the Offer or the Merger (a "Terminating Parent Breach");

provided, however, that, if such Terminating Parent Breach is curable by Parent through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 9.2(i), then for so long as Parent continues to exercise reasonable best efforts to cure such Terminating Parent Breach, the Company may not terminate this Agreement under this Section 9.3(b); or

                  (c) If Merger Sub shall have failed to commence the Offer within five Business Days after the date of this Agreement.

                  9.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Parent and Merger Sub, collectively beneficially owning a majority of the outstanding shares on a fully diluted basis (so long as the Company has complied with its obligations under Section 1.4 of this Agreement) by action of the Parent:

                  (a) If the board of directors of the Company shall have failed to recommend, or shall have withdrawn or adversely modified its approval or recommendation of, the Offer or the Merger or failed to reconfirm its recommendation of the Offer or the Merger within five calendar days after a written request by Parent to do so, or shall have resolved to do any of the foregoing; or

                  (b) There has been a material breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement which would give rise to the failure of a condition set forth in paragraph (c) of Exhibit A (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 9.2(i), then for so long as the Company continues to exercise reasonable best efforts, Parent may not terminate this Agreement under this Section 9.4(b).

                  9.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability of any party hereto (or any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

                  (b) In the event that (i)(A) a bona fide Acquisition Proposal shall have been made to the Company or any of its stockholders or any Person shall have announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company, and on or following the date of this Agreement but prior to the date that the

Offer is consummated and Parent owns a majority of the outstanding shares of Common Stock, such Acquisition Proposal, announcement or intention is or becomes publicly known, and (B) on or following the date of this Agreement and prior to the time such Acquisition Proposal, announcement or intention is or becomes publicly known, the occurrence of an event which would have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger shall not have become publicly known, and (C) on or following the date on which such Acquisition Proposal, announcement or intention is or becomes publicly known, this Agreement is terminated by either Parent or the Company pursuant to Section 9.2(i) and if terminated by Parent or Merger Sub, Parent or Merger Sub shall not collectively beneficially own a majority of the outstanding Shares on a fully diluted basis, or (ii) this Agreement is terminated (x) by the Company pursuant to Section 9.3(a) or (y) by Parent pursuant to Section 9.4(a), or (z) pursuant to Section 9.2(iv) as a result of the failure of the Company to satisfy any one of the conditions set forth in paragraphs (e) or (f) of Annex A, then, subject to Section 9.5(c), the Company (p) shall promptly, but in no event later than two Business Days after the date of such termination if terminated by Parent or Merger Sub and simultaneously with such termination if terminated by Company (except as otherwise provided in the proviso to this sentence), pay Parent a termination fee of $2 million in cash payable by wire transfer of same day funds, and (q) shall promptly, but in no event later than two Business Days after being notified of such by Parent, pay all of the charges and expenses incurred by Parent or Merger Sub in connection with this Agreement, the Stock Option Agreement and the Shareholders Agreement and the transactions contemplated by this Agreement and the Stock Option Agreement and the Shareholders Agreement, including, without limitation, fees and expenses of accountants, attorneys and financial advisors, up to a maximum of $500,000, in the aggregate; provided, however, that no termination fee shall be payable to Parent by reason of Section 9.5(b)(i) unless and until (I) any person or entity (other than Parent) (an "Acquiring Party") has within 9 months of such termination entered into a definitive agreement to be acquired, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions, a majority of the voting power of the outstanding securities of the Company or (II) a definitive agreement has been entered into with respect to a merger, consolidation or similar business combination between the Company and an Acquiring Party or an affiliate thereof as a result of which the stockholders of the Company immediately prior to the transaction do not own at least 50% of the surviving entity. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a binding nonappealable judgment rendered by a court of competent jurisdiction against the Company for the fee set forth in this paragraph (b) the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                  (c) Parent agrees that the payment provided for in Section 9.5(b) shall be the sole and exclusive remedy of Parent upon termination of this Agreement pursuant to Sections 9.3(a) or 9.4(a) and such remedy shall be limited to the aggregate of the sums stipulated in such Section 9.5(b); provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. In no event shall the Company be required to pay to Parent more than one termination fee pursuant to Section 9.5(b)(p). Notwithstanding any other provision of this Agreement or the Stock Option Agreement, any termination fee required to be paid to Parent pursuant to
Section 9.5(b)(p) shall be reduced (but not below zero) to the extent necessary so that the sum of (1) the portion of any termination fee actually paid to Parent pursuant to Section 9.5(b)(p), (2) the aggregate of all Cancellation Amounts (as defined in the Stock Option Agreement) paid to Parent pursuant to the Stock Option Agreement and (3) the proceeds actually received by Parent as the result of selling Shares issued to Parent pursuant to the Stock Option Agreement to a third party which acquires more than 50% of the Company's outstanding voting securities (other than the Company or any of its affiliates) shall not exceed $4.4 million. In no event shall (i) the sum of the portion of any termination fee actually paid to Parent pursuant to Section 9.5(b)(p), and the cash proceeds actually received by Parent as the result of selling Shares issued to Parent pursuant to the Stock Option Agreement to a third party which acquires more than 50% of the Company's outstanding voting securities (other than the Company or any of its affiliates) exceed $4.4 million, or (ii) the sum of the portion of any termination fees actually paid to Parent pursuant to
Section 9.5(b)(p), the aggregate Cancellation Amounts paid to parent pursuant to the Stock Option Agreement and the cash proceeds actually received by parent as the result of selling Shares issued to Parent pursuant to the Stock Option Agreement to a third party which acquires more than 50% of the Company's outstanding voting securities (other than the Company or any of its affiliates) exceed $4.4 million.

                                    ARTICLE X

                            Miscellaneous and General

                  10.1. Survival. This Article X and the agreements of the Company, Parent and Merger Sub contained in Articles I, II, III, IV and V and Sections 7.9 (Benefits), 7.10 (Expenses), and 7.11 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Offer and the Merger. This Article X and the agreements of the Company, Parent and Merger Sub contained in Section 7.10 (Expenses), and Section 9.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other agreements and covenants in this Agreement and all representations and warranties contained herein shall not survive the consummation of the Merger or the termination of this Agreement other than the representations and warranties set forth in Section 6.1(s) which shall survive termination of this Agreement.

                  10.2. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

                  10.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

                  10.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
                  10.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE COUNTY OF NEW CASTLE, DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT, THE STOCK OPTION AGREEMENT AND THE SHAREHOLDERS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, THE STOCK OPTION AGREEMENT AND THE SHAREHOLDERS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT, THE STOCK OPTION AGREEMENT OR THE SHAREHOLDERS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT

JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.6 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

                           (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY
CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE STOCK OPTION AGREEMENT OR THE SHAREHOLDERS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE STOCK OPTION AGREEMENT OR THE SHAREHOLDERS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR THE STOCK OPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

                  10.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

                  if to Parent or Merger Sub

                  Celia Colbert
                  Merck & Co., Inc.
                  One Merck Drive
                  P.O. Box 100 WS3AB-05
                  Whitehouse Station, N.J. 08889-0100
                  Fax: (908) 735-1246
                  with copies to:
                  Gary P. Cooperstein, Esq.
                  Fried, Frank, Harris, Shriver & Jacobson
                  One New York Plaza
                  New York, NY 10004
                  Fax: (212) 859-4000

                  if to the Company

                  Stephen F. Keane
                  SIBIA Neurosciences, Inc.
                  505 Coast Blvd. South
                  Suite 300
                  La Jolla, CA  92037
                  fax: (619) 459-1609

                  with copies to:
                  Frederick T. Muto, Esq.
                  Cooley Godward LLP
                  4365 Executive Drive
                  Suite 1100
                  San Diego, California 92121
                  fax:  (858) 453-3555

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

                  10.7. Entire Agreement. This Agreement (including any exhibits hereto), the Stock Option Agreement, the Company Confidentiality Agreement and the Parent Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

                  10.8. No Third Party Beneficiaries. Except as provided in
Section 7.11 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  10.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

                  10.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                  10.11. Specific Performance. The parties hereto each acknowledge that, in view of the uniqueness of the subject matter hereof, the parties hereto would not have an adequate remedy at law for money damages if this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

                  10.12. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  10.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the

Company, another wholly owned direct subsidiary of Parent to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary. Any purported assignment made in contravention of this Agreement shall be null and void.

                  10.14. Captions. The Article, Section and Paragraph captions herein are for convenience of reference only and do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties hereto as of the date hereof.



                                                 SIBIA NEUROSCIENCES, INC.



                                                By: /s/ William T. Comer
                                                    -----------------------
                                                    Name: William T. Comer
                                                    Title: President, Chief
                                                           Executive Officer



                                                 MERCK & CO., INC.



                                                By: /s/ Judy C. Lewent
                                                    ----------------------
                                                    Name: Judy C. Lewent
                                                    Title: Senior Vice President
                                                           and Chief Financial
                                                           Officer



                                                MC SUBSIDIARY CORP.



                                                By: /s/ Judy C. Lewent
                                                    ----------------------
                                                    Name: Judy C. Lewent
                                                    Title: President



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
                                     ANNEX A

                             CONDITIONS TO THE OFFER


         Notwithstanding any other provision of the Offer, and subject to the terms and conditions of the Agreement, Merger Sub shall not be obligated to accept for payment any shares of Company Common Stock until all Required Regulatory Approvals shall have been obtained, made or satisfied including until the expiration or termination of any waiting periods applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-l(c) under the Exchange Act) pay for, and may delay the acceptance for payment of or payment for, any shares of Company Common Stock tendered in the Offer and (subject to the terms and conditions of the Agreement, including Section 1.1(b)) may amend, extend or terminate the Offer if, (i) immediately prior to the Schedule Expiration Date (as extended in accordance with clauses (x), (y) or (z) of Section 1.1(b) of the Agreement) the Minimum Condition shall not have been satisfied or (ii) prior to the expiration of the Offer any of the following shall exist and be continuing:

                  (a) there shall be threatened or pending any action, litigation or proceeding (hereinafter, an "Action") brought by any U.S. Governmental Entity: (i) challenging the acquisition by Parent or Merger Sub of shares of Company Common Stock or seeking to restrain or prohibit the consummation of the Offer or the Merger; (ii) seeking to prohibit or impose any material limitation on Parent's, Merger Sub's or any of their respective affiliates' ownership or operation of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole that, in each case referred to in this clause (ii) individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or Parent; or (iii) seeking to impose material limitations on the ability of Parent or Merger Sub effectively to acquire or hold, or to exercise full rights of ownership of, the shares of Company Common Stock including the right to vote the shares of Company Common Stock purchased by them on an equal basis with all other shares of Company Common Stock on all matters properly presented to the shareholders of the Company; or

                  (b) any U.S. statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed to or become applicable to the Offer or the Merger (and in each case, remain in effect), or any other action shall have been taken, by any court of competent jurisdiction or other U.S. Governmental Entity, that has any of the consequences referred to in clauses (i) through (iii) of paragraph (a) above; or

                  (c) (i) The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of the Agreement and as of the consummation of the Offer (except for those representations and warranties made as of a specific date, which shall be true and correct as of such date), and considered without regard to any qualification by, or references to, "material," "in all material respects" or "Company Material Adverse Effect," except for such failures of such representations and warranties to be true and correct that individually or in the aggregate, do not have and are not reasonably likely to have a Company Material Adverse Effect; or (ii) the Company shall have breached or failed to comply in any material respect with any of its material obligations, covenants or agreements under the Agreement and any such breach or failure shall not have been substantially cured by the Company within five Business Days after Parent provides written notice to the Company of such breach or failure; or

                  (d) the Agreement shall have been terminated in accordance with its terms; or

                  (e) any corporation, entity, "group" or "person" (as defined in the Exchange Act), other than Parent, Merger Sub or any of the shareholders that are party to the Shareholders Agreement (so long as such shareholders do not become beneficial owners of any additional Shares after the date hereof and so long as such shareholders do not breach any of the provisions of the Shareholders Agreement), shall have acquired beneficial ownership of more than 20% of the outstanding Shares; or

                  (f) the Company's Board shall have modified or amended its recommendation of the Offer in any manner adverse to Parent or Merger Sub or shall have withdrawn its recommendation of the Offer or shall have recommended acceptance of any Acquisition Proposal or shall have failed to reconfirm its recommendation of the Offer within five calendar days after a written request by Parent to do so, or shall have resolved to do any of the foregoing; or

                  (g) there shall exist (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over the counter market in the United States (other than shortening of trading hours or any trading halt resulting from a specified increase or decrease in a market index), (ii) a declaration of any banking moratorium by federal or state authorities or any suspension of payments in respect of banks or any limitation (whether or not mandatory) imposed by federal or state authorities on the extension of credit by lending institutions in the United States, or (iii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

                  The conditions set forth in clauses (a) through (g) are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub regardless of the circumstances giving rise to such conditions and may be waived by Parent and Merger Sub in whole or in part at any time and from time to time, by express and specific action to that effect, in their reasonable discretions. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                  The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed.


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